June 22, 1998



Willowbridge Associates Inc.
101 Morgan Lane - Suite 180
Plainsboro, N.J. 07036

Attention:  Ms. Theresa Morris

         Re:      Management Agreement Renewal
                  Smith Barney Diversified Futures Fund L.P. II

Dear Ms. Morris:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the attached modification on Rider 1. Per our recent correspondence to you, the current allocation is 50% to the Argo trading system and 50% to the Vulcan trading system. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reach at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

WILLOWBRIDGE ASSOCIATES INC.

By:

Print Name:

DAD/sr